UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):            February 25, 2022

Stride, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Corporate Park Drive, Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(703) 483-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LRN	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2022, Stride, Inc. (the “Company”) entered into an amended employment agreement with James Rhyu, the Company’s Chief Executive Officer, which supersedes his existing employment agreement with the Company.

Under the amended employment agreement, Mr. Rhyu is entitled to an annual base salary of $800,000 and has a target award level under our annual cash bonus plan equal to 150% of his annual base salary. In addition, Mr. Rhyu is entitled to annual awards under our equity incentive award plans and programs as in effect from time to time.

In the event that Mr. Rhyu’s employment is terminated by the Company without cause or Mr. Rhyu resigns for good reason, Mr. Rhyu will be entitled to receive, subject to his signing and not revoking a general release of claims, (i) continued payment of his annual base salary for a period of 24 months; (ii) any earned but unpaid annual bonus for the year preceding the year of termination, payable as soon as practicable after the date of termination; (iii) continued health benefits at Company expense for a period of 12 months following his date of termination; and (iv) a prorated annual bonus for the year of termination based on actual performance for the year and payable at the same time annual performance bonus payments are made to other senior executives of the Company.

In the event that Mr. Rhyu’s employment is terminated by the Company without cause or Mr. Rhyu resigns for good reason, in either case, within two years following a change in control of the Company, Mr. Rhyu will be entitled to receive, subject to his signing and not revoking a general release of claims in favor of the Company, (i) a lump sum cash payment equal to two times his base salary; (ii) any earned but unpaid annual bonus for the year preceding the year of termination, payable as soon as practicable after the date of termination; (iii) a prorated annual bonus for the year of termination based on Mr. Rhyu’s target annual bonus and payable as soon as practicable after the date of termination; (iv) a lump sum cash payment equal to two times his target annual bonus; (v) continued health benefits at Company expense for a period of 12 months following his date of termination; and (vi) immediate vesting of all unvested equity or equity-based awards granted under any equity compensation plans of the Company, provided that, unless a provision more favorable to Mr. Rhyu is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

The agreement also provides that Mr. Rhyu remains subject to the terms of our Confidentiality, Proprietary Rights and Non-Solicitation Agreement which prohibits the solicitation of employees during the one year period following termination of employment. In addition, during any period in which Mr. Rhyu is receiving any compensation from the Company (including and no less than any applicable severance period) and for a 12-month period thereafter, Mr. Rhyu is prohibited from competing with the Company or its business.

A copy of the amended employment agreement with Mr. Rhyu is furnished herewith as Exhibit 10.1, and the foregoing description is hereby qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement of James J. Rhyu, dated February 25, 2022

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stride, Inc.

Date: February 25, 2022	By:	/s/ Vincent W. Mathis
	Name:	Vincent W. Mathis
	Title:	Executive Vice President, General Counsel and Secretary